Exhibit 99.1

United Online Reports Second Quarter Results

  Total Revenues of $242.7 Million, Operating Income of $29.8 Million and Adjusted OIBDA of $52.7 Million in Q2 2010
  Debt Repayments of $29.7 Million in Q2 2010, Including $14.7 Million to Retire United Online $60 Million Credit Facility Two Years Ahead of Scheduled Maturity
  Introduced High School Yearbooks Initiative on Classmates.com, the First Phase of a Planned Site Relaunch That Will Feature a Wide Range of Nostalgic Third-Party Content

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--August 4, 2010--United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, today reported financial results for its second quarter ended June 30, 2010.

“Our operating discipline enabled United Online to achieve second quarter operating income and adjusted OIBDA results that were above our guidance range, despite revenues that slightly trailed our guidance range for the quarter,” commented Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online. “Highlights in our FTD segment include a 13% year-over-year increase in U.S. consumer orders during the 14 days leading up to Mother’s Day and an impressive 27% year-over-year increase in consumer orders fulfilled by our domestic network of FTD florists during the quarter. Our commitment to aggressively promote the florist-designed arrangements among our product offerings underscores our continuing efforts to support FTD florists and further increase the value of membership in the FTD network.”

“As expected, year-over-year financial comparisons in our Classmates Media segment remained challenging in the quarter due to the decrease in post-transaction marketing revenues and the impact on revenues resulting from promotions offering discounted pricing for an introductory term,” Goldston added. “During the quarter we launched a compelling new feature on Classmates.com that enables paying subscribers to enjoy unlimited viewing of high school yearbooks available on the Web site. The launch of digitized high school yearbooks is the first step in our planned transition of the business from a social networking company into a premier nostalgia content company on the Internet. We expect the current features of Classmates.com to continue to exist within the new nostalgia Web site as we seek to broaden and deepen the amount of third-party content we offer to our members based upon a specific decade, year and content category of their choice.”

Summary Results for Second Quarter Ended June 30, 2010:

The following table summarizes key financial results for the second quarter ended June 30, 2010:

	(in millions, except per share and percentage figures)
Financial Highlights	Q2 2010	Q2 2009	% Change
FTD revenues	$152.7	$149.2	2%
Classmates Media revenues	48.8	58.2	(16%)
Communications revenues	42.0	54.1	(22%)
Intersegment eliminations	(0.8)	(0.7)	N/A
Consolidated revenues	$242.7	$260.8	(7%)

GAAP operating income	$29.8	$43.1	(31%)

Adjusted OIBDA(1)	$52.7	$68.5	(23%)

GAAP net income applicable to common stockholders	$13.1	$17.7	(26%)
GAAP diluted net income per common share	$0.15	$0.21	(29%)

Adjusted net income applicable to common stockholders(2)	$23.9	$31.4	(24%)
Adjusted diluted net income per common share(2)	$0.27	$0.37	(27%)
  Consolidated revenues were $242.7 million, a decrease of 7% versus the year-ago quarter.
  Adjusted OIBDA(1) was $52.7 million, a decrease of 23% versus the year-ago quarter.
  The decrease in the company’s post-transaction marketing revenues reduced, by approximately $6.9 million, the amount of consolidated revenues, operating income and adjusted OIBDA generated in the quarter when compared to the year-ago quarter.
  GAAP diluted net income per common share was $0.15, versus $0.21 in the year-ago quarter.
  Adjusted diluted net income per common share(2) was $0.27, versus $0.37 in the year-ago quarter.

Scott H. Ray, Executive Vice President and Chief Financial Officer, commented, “We made $29.7 million in debt repayments during the quarter as part of our ongoing efforts to deleverage the balance sheet. At June 30, 2010, our balance sheet remained strong and included nearly $95 million in cash and cash equivalents.”

Cash Flows, Balance Sheet and Dividend Highlights:

  Cash flows from operating activities and free cash flow(3) for the quarter ended June 30, 2010 were $24.8 million and $17.4 million, a decrease of 24% and 33%, respectively, versus the year-ago quarter.
  For the six months ended June 30, 2010, cash flows from operating activities and free cash flow were $76.3 million and $65.3 million, unchanged and an increase of 3%, respectively, versus the year-ago comparable period.
  Cash and cash equivalents at June 30, 2010 decreased by $26.0 million to $94.9 million from $120.9 million at March 31, 2010. The decrease in cash was primarily a result of $29.7 million in debt repayments during the quarter.
  Total debt, net of discounts, at June 30, 2010 was $276.6 million, a decrease of $28.6 million from $305.1 million at March 31, 2010.
  Net debt at June 30, 2010 was $181.6 million, a decrease of $2.6 million from $184.2 million at March 31, 2010. The company defines net debt as total debt, net of discounts, less cash and cash equivalents.
  The company paid $9.4 million in cash dividends during the quarter.
  The company’s Board of Directors recently declared a quarterly cash dividend of $0.10 per share that is payable on August 31, 2010 to stockholders of record on August 14, 2010.

Segment Results for Second Quarter Ended June 30, 2010:

FTD:

	(in millions, except percentages)			% Change @
Financial Highlights	Q2 2010	Q2 2009	% Change	Constant Currency
Products revenues	$122.0	$114.6	6%
Services revenues	30.5	32.4	(6%)
Advertising revenues	0.2	2.3	(93%)
Segment revenues	$152.7	$149.2	2%	3%

Segment income from operations	$17.6	$23.9	(26%)
Segment adjusted OIBDA(1)	$19.9	$26.2	(24%)
as a % of segment revenues(1)	13.0%	17.5%

				% Change @
Metrics Highlights	Q2 2010	Q2 2009	% Change	Constant Currency
Consumer orders(4) (in thousands)	1,851	1,711	8%
Average order value(4)	$58.76	$59.78	(2%)	(1%)
British Pound / U.S. Dollar exchange rate (average)	1.49	1.55	(4%)
  Segment revenues were $152.7 million, an increase of 2% versus the year-ago quarter. Excluding the unfavorable impact from foreign currency exchange rates, segment revenues increased 3% versus the year-ago quarter.
  Segment adjusted OIBDA(1) was $19.9 million, a decrease of 24% versus the year-ago quarter. The decrease primarily reflects the decrease in the segment’s post-transaction marketing revenues, increased spending during the 2010 quarter on advertising campaigns to promote the FTD and Interflora brands, and changes in the mix of consumer orders derived from various marketing channels that resulted in an increased level of product discounts in the 2010 quarter.
  The decrease in the segment’s post-transaction marketing revenues reduced, by approximately $2.3 million, the amount of segment revenues, segment income from operations and segment adjusted OIBDA generated in the quarter when compared to the year-ago quarter.
  Consumer orders(4) were 1.9 million, an increase of 8% versus the year-ago quarter.
  Average order value(4) (“AOV”) was $58.76, a 2% decrease versus an AOV of $59.78 in the year-ago quarter. Excluding the unfavorable impact from foreign currency exchange rates, AOV decreased 1% versus the year-ago quarter.

Classmates Media:

	(in millions, except percentages)
Financial Highlights	Q2 2010	Q2 2009	% Change
Services revenues	$33.2	$38.7	(14%)
Advertising revenues	15.6	19.4	(20%)
Segment revenues	$48.8	$58.2	(16%)

Segment income from operations	$11.0	$14.1	(22%)
Segment adjusted OIBDA(1)	$14.1	$17.9	(21%)
as a % of segment revenues(1)	28.9%	30.8%

	(in thousands, except percentages)
Metrics Highlights	Q2 2010	Q2 2009	% Change
Segment pay accounts(5)	4,982	4,621	8%
Net quarterly growth (decline) in segment pay accounts(5)	(6)	58	N/A
Segment active accounts(5)	16,100	16,400	(2%)
ARPU	$2.22	$2.81	(21%)
  Segment revenues were $48.8 million, a decrease of 16% versus the year-ago quarter. The decrease primarily reflects the decrease in the segment’s post-transaction marketing revenues as well as a decline in average revenue per pay account (“ARPU”) that more than offset the year-over-year increase in segment pay accounts.
  Segment adjusted OIBDA was $14.1 million, a decrease of 21% versus the year-ago quarter.
  The decrease in the segment’s post-transaction marketing revenues reduced, by approximately $4.6 million, the amount of segment revenues, segment income from operations and segment adjusted OIBDA generated in the quarter when compared to the year-ago quarter.
  Segment pay accounts(5) at June 30, 2010 were 5.0 million, an increase of 8% versus 4.6 million at June 30, 2009 and a slight decrease of 6,000 pay accounts versus March 31, 2010.

Communications:

	(in millions, except percentages)
Financial Highlights	Q2 2010	Q2 2009	% Change
Services revenues	$35.3	$45.7	(23%)
Advertising revenues	6.8	8.5	(20%)
Segment revenues	$42.0	$54.1	(22%)

Segment income from operations	$16.3	$20.3	(20%)
Segment adjusted OIBDA(1)	$18.8	$24.5	(23%)
as a % of segment revenues(1)	44.6%	45.3%

	(in thousands, except percentages)
Metrics Highlights	Q2 2010	Q2 2009	% Change
Segment pay accounts(5)	1,180	1,532	(23%)
ARPU	$9.57	$9.55	—
  Segment revenues were $42.0 million, a decrease of 22% versus the year-ago quarter, primarily due to a continuing decline in segment pay accounts.
  Segment adjusted OIBDA was $18.8 million, a decrease of 23% versus the year-ago quarter.
  Segment pay accounts at June 30, 2010 were 1.2 million, a decrease of 23% versus 1.5 million at June 30, 2009.

Business Outlook:

The following forward-looking information includes certain projections made by management as of the date of this press release. The company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

Third-Quarter 2010 Guidance:

Third-Quarter 2010 (in millions)	Guidance
Revenues	$185.0 – $191.0
Adjusted OIBDA(1)	$38.0 – $43.0

Third-Quarter 2010 (in millions) Supplemental Information	Guidance
Net interest expense	$5.2
Shares used to calculated diluted net income per common share	88.1
Shares used to calculated adjusted diluted net income per common share(2)	88.2

The table below reconciles the company’s guidance for operating income, a GAAP measure, to adjusted OIBDA.

Third-Quarter 2010 (in millions)	Guidance
GAAP Operating Income	$16.1 ─ $21.1
Depreciation	6.8
Amortization of intangible assets	8.1
Stock-based compensation	7.0
Adjusted OIBDA(1)	$38.0 ─ $43.0

Investor Conference Call on August 4, 2010 at 5:00 p.m. ET (2:00 p.m. PT):

United Online will host a conference call on August 4, 2010 at 5:00 p.m. ET (2:00 p.m. PT) to discuss its second quarter 2010 results. To participate, please dial 877-874-1589 (or 719-325-4870 outside of the U.S.) and provide the confirmation code, 8492532. A live webcast of the call, along with a presentation containing financial highlights for the second quarter ended June 30, 2010, can also be accessed through the “investors” section of the company’s Web site located at www.unitedonline.com. The presentation and a replay of the broadcast will be available on the Web site for seven days, or by dialing 888-203-1112 (or 719-457-0820 outside of the U.S.) and the confirmation code, 8492532.

Non-GAAP Measures:

In evaluating the company’s performance, management uses one or more of the following measures that are not determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”): adjusted OIBDA, adjusted net income and free cash flow. These measures are adjusted to exclude certain non-cash expenses such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets. In addition, these measures are adjusted to exclude the items discussed below because such items are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company’s business operations or are not reflective of the company’s core results over time. These items may include recurring as well as non-recurring items. These adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring.

Restructuring Charges – Restructuring charges consist primarily of severance expense, facility closure and relocation costs. In order to provide meaningful comparisons, the company believes that it is appropriate to adjust for such charges because they are not reflective of the company’s core results and may vary significantly based on the timing and magnitude of the company’s rationalization activities.

Litigation or Dispute Settlement Charges or Gains – These charges or gains include estimated losses for which we have established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against or in favor of the company related to litigation, arbitration, investigations, disputes or similar matters. In order to provide meaningful comparisons, the company believes that it is appropriate to adjust for such charges as well as gains because they are not reflective of the company’s core results.

Transaction-Related Costs – The company excludes certain expense items resulting from actual or proposed transactions such as business combinations, mergers, acquisitions and financing transactions, including (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. The compensation expenses may include transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. Although certain of these charges may be recurring given the company’s regular evaluation of such proposed transactions, in order to provide meaningful comparisons, the company believes that it is appropriate to adjust for such charges because they are not reflective of the company’s core results and tend to vary in frequency and magnitude.

During the first quarter of 2010, in connection with the updated guidance issued by the Securities and Exchange Commission (“SEC”) in January 2010, the company updated its definitions of non-GAAP measures to modify the definition of restructuring charges and to include litigation or dispute settlement charges or gains and transaction-related costs. Such changes were made on a prospective basis and prior periods have not been adjusted. Comparable charges for the quarter and six months ended June 30, 2009 were not material.

Definitions of Non-GAAP Measures:

(1) Adjusted operating income before depreciation and amortization (“adjusted OIBDA”) is defined by the company as operating income before depreciation; amortization; stock-based compensation; restructuring charges; litigation or dispute settlement charges or gains; transaction-related costs; and impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA has been modified from time to time. Management believes that because adjusted OIBDA excludes (i) certain non-cash expenses (such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company's core operating results over time (such as restructuring charges, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the company's financial performance, particularly with respect to changes in performance from period to period. Management uses adjusted OIBDA to measure the company's performance. The company's board of directors has used this measure as a basis in determining certain compensation incentives for certain members of the company's management. Adjusted OIBDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted OIBDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the company's workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of this measure is that it does not reflect the costs of restructuring charges, litigation or dispute settlement charges or gains, transaction-related costs, and the impairment of goodwill, intangible assets and long-lived assets. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable. An additional limitation associated with the use of this measure is that the term “adjusted OIBDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, operating income, directly ahead of adjusted OIBDA within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to operating income is provided in the accompanying tables. In addition, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Adjusted OIBDA for each of the company's segments is defined by the company as segment income from operations, as set forth in the company's Forms 10-K and Forms 10-Q, before stock-based compensation, restructuring charges, litigation or dispute settlement charges or gains, transaction-related costs, and the impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA for each of the company’s segments has been modified from time to time. Management believes that because segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues exclude (1) certain non-cash expenses (such as stock-based compensation, and the impairment of goodwill, intangible assets and long-lived assets); and (2) expenses that are not reflective of the segment’s core operating results over time (such as restructuring charges, litigation or dispute settlement charges or gains, and transaction-related costs), these measures provide investors with additional useful information to evaluate the company’s segment financial performance, particularly with respect to changes in performance from period to period. Segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with these measures is that they do not include stock-based compensation expenses related to the company’s workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of these measures is that they do not reflect the costs of restructuring charges, litigation or dispute settlement charges or gains, transaction-related costs, and impairment charges related to an operating segment. Management compensates for this limitation by providing supplemental information about such charges, gains and costs by segment within its financial press releases and SEC filings, when applicable. A reconciliation to segment income from operations, its most comparable GAAP measure, is provided in the accompanying tables.

(2) Adjusted net income is defined by the company as net income before the after-tax effect of: stock-based compensation; amortization of intangible assets; impairment of goodwill, intangible assets and long-lived assets; restructuring charges; litigation or dispute settlement charges or gains; transaction-related costs; and the re-measurement of certain deferred tax assets. Adjusted diluted net income per common share includes the adjustment for shares resulting from the elimination of stock-based compensation. Management believes that adjusted net income and adjusted diluted net income per common share provide investors with additional useful information to measure the company’s financial performance, particularly with respect to changes in performance from period to period, because these measures are exclusive of (i) certain non-cash expenses (such as stock-based compensation, amortization of intangible assets, and the impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company’s core results over time (such as restructuring charges, litigation or dispute settlement charges or gains, and transaction-related costs). Management also uses adjusted net income and adjusted diluted net income per common share for this purpose. Adjusted net income and adjusted diluted net income per common share are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. The limitations of adjusted net income and adjusted diluted net income per common share are that, similar to adjusted OIBDA, they do not include certain costs, and the terms “adjusted net income” and “adjusted diluted net income per common share” do not have standardized meanings. Therefore, other companies may use the same or similarly named measures but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures, net income and diluted net income per common share, directly ahead of adjusted net income and adjusted diluted net income per common share within its financial press releases and by providing a reconciliation of adjusted net income that shows and describes the adjustments made. A reconciliation of adjusted net income to net income, its most comparable GAAP measure, is provided in the accompanying tables.

(3) Free cash flow is defined by the company as net cash provided by operating activities, less capital expenditures and cash received for litigation or dispute settlement gains, and plus the excess tax benefits from equity awards, cash paid for restructuring charges, cash paid for litigation or dispute settlement charges, and cash paid for transaction-related costs. Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets and prior to cash paid for restructuring charges, cash paid or received for litigation or dispute settlement charges or gains, and cash paid for transaction-related costs. It also fully reflects the tax benefits realized by the company from stock-based compensation. This measure is used by management, and may also be useful for investors, to assess the company’s ability to pay its quarterly dividend, repay debt obligations, generate cash flow for a variety of strategic opportunities, including reinvestment in the business, and effect potential acquisitions and share repurchases. Free cash flow is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, measures determined in accordance with GAAP. A limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities, directly ahead of free cash flow within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net cash provided by operating activities is provided in the accompanying tables.

(4) Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com Web site and the 1-800-SEND-FTD telephone number, and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie Web sites and various telephone numbers. Orders originating with a florist or other retail location for delivery to consumers are not included.

Average order value represents the average U.S. Dollar amount received for consumer orders delivered during a period. This average U.S. Dollar amount is determined after translating the local currency amounts received for orders delivered in the U.K. and the Republic of Ireland into U.S. Dollars. Average order value includes merchandise revenue and shipping and service fees paid by the consumer, less certain discounts and certain refunds.

(5) A pay account is defined as a member who has subscribed to, and paid for, our Classmates Media or Communications services, and whose subscription has not terminated or expired. A pay account does not equate to a unique subscriber since one subscriber could have several pay accounts. At any point in time, our pay account base includes a number of accounts receiving a free period of service as either a promotion or retention tool and a number of accounts that have notified us that they are terminating their service but whose service remains in effect.

Classmates Media segment active accounts are defined as the sum of all social networking pay accounts as of the date presented; the monthly average for the period of all free social networking accounts who have visited the company’s domestic or international social networking Web sites (excluding The Names Database) at least once during the period; and the monthly average for the period of all online loyalty marketing members who have earned or redeemed points during such period. Communications segment active accounts include all Communications segment pay accounts as of the date presented combined with the number of free Internet access and email accounts that logged on to the company’s services at least once during the preceding 31 days.

About United Online®:

United Online, Inc. (Nasdaq: UNTD) is a leading provider of consumer products and services over the Internet, where the company’s brands have attracted a large online audience that includes more than 60 million registered consumer accounts. The company’s floral and related offerings include products and services for consumers and retail florists, as well as for other retail locations offering floral products and services, in the U.S., Canada, the United Kingdom, and the Republic of Ireland. The floral business utilizes the highly recognized FTD (www.ftd.com) and Interflora (www.interflora.co.uk) brands, both supported by the Mercury Man logo that is displayed in approximately 40,000 retail floral shops worldwide. The company’s Classmates Media services include online social networking (www.classmates.com) and online loyalty marketing (www.mypoints.com) in North America. Classmates Media also operates online social networking Web sites in a number of European countries. The company’s Communications services include value-priced Internet access and email provided by NetZero (www.netzero.com) and Juno (www.juno.com).

Headquartered in Woodland Hills, CA, United Online operates through a global network of locations in the U.S., the United Kingdom, Germany, and India. More information about United Online is available on the company’s Web site located at: www.unitedonline.com.

Cautionary Information Regarding Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about future financial performance; revenues; operating expenses; operating income; capital expenditures; depreciation and amortization; stock-based compensation; and planned business initiatives, products, services and features. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the severity and duration of current economic conditions; the company’s inability to maintain or increase its advertising revenues; risks associated with the commercialization of new services or features; risks associated with litigation and governmental regulations or investigations, including reviews of post-transaction sales practices; the company’s inability to retain or grow its free and pay accounts and the members of the floral network; the effect of competition; changes in marketing conditions and laws; changes in the online advertising market; financial market risk resulting from fluctuations in foreign currency exchange rates, particularly the British Pound and Euro; the effects of seasonality; the company’s inability to enforce or defend its ownership and use of intellectual property; changes in stock-based compensation due to future equity issuances or other reasons; changes in amortization or depreciation due to a variety of factors; potential write down, reserve against or impairment of assets including receivables, goodwill, intangible assets or other assets; changes in tax laws, the company’s business or other factors that would impact anticipated tax benefits; the company’s inability to achieve the expected benefits of its reductions-in-force or any other cost-reduction initiatives; that the company will incur restructuring and related charges; problems associated with the company’s operations, systems or technologies; the company’s inability to retain key customers, vendors and personnel; changes in the floral industry; the impact of, and restrictions associated with, the company’s indebtedness; as well as the risk factors disclosed in the company’s filings with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Services	$120,715	$146,200	$247,953	$296,582
Products	121,971	114,589	246,458	227,854
Total revenues	242,686	260,789	494,411	524,436
Operating expenses:
Cost of revenues-services(a)	24,667	27,963	50,680	57,605
Cost of revenues-products(a)	90,228	80,486	185,413	165,178
Sales and marketing(a)	49,013	53,675	99,143	109,438
Technology and development(a)	13,646	16,796	27,995	33,937
General and administrative(a)	27,259	30,107	58,243	60,521
Amortization of intangible assets	8,115	8,648	16,278	17,239
Restructuring charges	(78)	-	991	-
Total operating expenses	212,850	217,675	438,743	443,918

Operating income	29,836	43,114	55,668	80,518

Interest income	412	338	877	686
Interest expense	(6,314)	(8,804)	(13,463)	(17,005)
Other income, net	53	93	135	131

Income before income taxes	23,987	34,741	43,217	64,330
Provision for income taxes	10,030	15,474	18,039	28,010
Net income	$13,957	$19,267	$25,178	$36,320
Income allocated to participating securities	(859)	(1,580)	(1,590)	(2,215)
Net income applicable to common stockholders	$13,098	$17,687	$23,588	$34,105

Basic net income per common share	$0.15	$0.21	$0.27	$0.41
Shares used to calculate basic net income per common share	87,021	83,502	86,393	83,038
Diluted net income per common share	$0.15	$0.21	$0.27	$0.41
Shares used to calculate diluted net income per common share	87,782	83,875	87,167	83,359

Shares outstanding at end of period	87,270	83,769	87,270	83,769

(a) Stock-based compensation was allocated as follows:
Cost of revenues-services	$133	$271	$314	$527
Cost of revenues-products	11	-	30	-
Sales and marketing	986	1,451	2,203	2,699
Technology and development	855	1,318	1,828	2,511
General and administrative	4,376	7,206	9,846	13,875
Total stock-based compensation	$6,361	$10,246	$14,221	$19,612

UNITED ONLINE, INC.
Unaudited Reconciliations of Non-GAAP Financial Measures
(in thousands)

Unaudited Reconciliation of Operating Income to Adjusted OIBDA(1)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating income	$29,836	$43,114	$55,668	$80,518
Depreciation	6,897	6,540	13,564	12,632
Amortization of intangible assets	8,118	8,648	16,281	17,239
Operating income before depreciation and amortization	44,851	58,302	85,513	110,389
Stock-based compensation	6,361	10,246	14,221	19,612
Restructuring charges	(78)	-	991	-
Litigation or dispute settlement charges	1,600	-	1,967	-
Transaction-related costs	9	-	1,989	-
Adjusted OIBDA	$52,743	$68,548	$104,681	$130,001

Unaudited Reconciliation of Segment Income from Operations to Segment Adjusted OIBDA(1)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
FTD:
Segment income from operations	$17,576	$23,909	$31,622	$43,139
Stock-based compensation	1,653	2,243	3,875	4,053
Restructuring charges	13	-	1,082	-
Litigation or dispute settlement charges	640	-	640	-
Transaction-related costs	-	-	659	-
Segment adjusted OIBDA	$19,882	$26,152	$37,878	$47,192

Classmates Media:
Segment income from operations	$10,959	$14,123	$21,054	$26,278
Stock-based compensation	2,268	3,766	4,315	7,430
Restructuring charges	(91)	-	(91)	-
Litigation or dispute settlement charges	960	-	1,327	-
Transaction-related costs	4	-	663	-
Segment adjusted OIBDA	$14,100	$17,889	$27,268	$33,708

Communications:
Segment income from operations	$16,316	$20,270	$32,837	$40,972
Stock-based compensation	2,440	4,237	6,031	8,129
Transaction-related costs	5	-	667	-
Segment adjusted OIBDA	$18,761	$24,507	$39,535	$49,101

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Income to Adjusted Net Income(2)
(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income	$13,957	$19,267	$25,178	$36,320
Income allocated to participating securities	(859)	(1,580)	(1,590)	(2,580)
Net income applicable to common stockholders	13,098	17,687	23,588	33,740

Adjustments:
Stock-based compensation	6,361	10,246	14,221	19,612
Amortization of intangible assets	8,118	8,648	16,281	17,239
Restructuring charges	(78)	-	991	-
Litigation or dispute settlement charges	1,350	-	1,717	-
Transaction-related costs	9	-	1,989	-
	28,858	36,581	58,787	70,591

Income tax effect of adjusting entries	(4,949)	(5,224)	(10,731)	(10,447)
Adjusted net income applicable to common stockholders	$23,909	$31,357	$48,056	$60,144

GAAP net income per common share:
Basic net income per common share	$0.15	$0.21	$0.27	$0.41
Shares used to calculate basic net income per common share	87,021	83,502	86,393	83,038
Diluted net income per common share	$0.15	$0.21	$0.27	$0.41
Shares used to calculate diluted net income per common share	87,782	83,875	87,167	83,359

Adjusted net income per common share:
Adjusted basic net income per common share	$0.27	$0.38	$0.56	$0.72
Shares used to calculate adjusted basic net income per common share	87,021	83,502	86,393	83,038
Adjusted diluted net income per common share	$0.27	$0.37	$0.55	$0.72
Shares used to calculate adjusted diluted net income per common share	87,849	84,186	87,302	83,671

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2010	December 31, 2009

ASSETS
Cash and cash equivalents	$94,929	$115,509
Accounts receivable, net	41,933	55,874
Deferred tax assets, net	14,887	15,797
Property and equipment, net	63,347	63,547
Goodwill and intangible assets, net	726,211	756,671
Other assets	34,976	42,536
Total assets	$976,283	$1,049,934

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$68,324	$71,668
Accrued liabilities	40,740	50,428
Member redemption liability	23,997	25,755
Deferred revenue	74,059	77,634
Debt, net of discounts	276,564	328,946
Deferred tax liabilities, net	39,950	44,788
Other liabilities	18,129	18,064
Total liabilities	541,763	617,283

Stockholders' equity	434,520	432,651

Total liabilities and stockholders' equity	$976,283	$1,049,934

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,957	$19,267	$25,178	$36,320

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	21,376	25,434	44,066	49,483
Provision for doubtful accounts receivable	1,310	1,715	2,545	2,876
Accretion of discounts and amortization of debt issue costs	1,293	1,809	2,720	2,822
Deferred taxes and other	(2,405)	(3,201)	(2,729)	(5,219)
Tax benefits (shortfalls) from equity awards	11	(1,134)	(98)	(1,626)
Excess tax (benefits) shortfalls from equity awards	(23)	214	(349)	(13)
Change in operating assets and liabilities:
Accounts receivable	4,758	4,046	10,667	6,849
Other assets	805	(2,013)	6,850	7,846
Accounts payable and accrued liabilities	(13,171)	(12,021)	(10,240)	(24,028)
Member redemption liability	(733)	(110)	(1,759)	(1,160)
Deferred revenue	(2,348)	(1,681)	(984)	1,795
Other liabilities	(28)	150	422	109
Net cash provided by operating activities	24,802	32,475	76,289	76,054

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8,984)	(6,085)	(14,146)	(12,432)
Purchases of rights, content and intellectual property	(1,170)	-	(1,170)	-
Proceeds from sales of assets, net	49	14	49	14
Net cash used for investing activities	(10,105)	(6,071)	(15,267)	(12,418)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loans	(29,737)	(28,040)	(54,819)	(33,478)
Proceeds from exercises of stock options	7	16	11	125
Proceeds from employee stock purchase plan	2,612	2,490	2,612	2,490
Repurchases of common stock	(648)	(763)	(6,695)	(3,374)

Dividends and dividend equivalents paid on outstanding shares and restricted stock units	(9,354)	(9,145)	(18,462)	(17,915)
Excess tax benefits (shortfalls) from equity awards	23	(214)	349	13
Net cash used for financing activities	(37,097)	(35,656)	(77,004)	(52,139)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(3,594)	1,923	(4,598)	1,411

Change in cash and cash equivalents	(25,994)	(7,329)	(20,580)	12,908
Cash and cash equivalents, beginning of period	120,923	124,751	115,509	104,514
Cash and cash equivalents, end of period	$94,929	$117,422	$94,929	$117,422

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(3)
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$24,802	$32,475	$76,289	$76,054
Adjustments:
Capital expenditures	(8,984)	(6,085)	(14,146)	(12,432)
Excess tax benefits (shortfalls) from equity awards	23	(214)	349	13
Cash paid for restructuring charges	807	-	859	-
Cash received for litigation or dispute settlement charges	(83)	-	(83)	-
Cash paid for transaction-related costs	884	-	1,994	-
Free cash flow	$17,449	$26,176	$65,262	$63,635

UNITED ONLINE, INC.
Unaudited Segment Information
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
FTD
Revenues:
Services	$30,545	$32,357	$62,276	$65,155
Products	121,971	114,589	246,458	227,854
Advertising	153	2,270	622	4,194
Total revenues	152,669	149,216	309,356	297,203

Operating expenses:
Cost of revenues	95,175	85,553	195,514	175,706
Sales and marketing	28,126	26,039	55,017	50,927
Technology and development	3,360	3,491	7,251	6,857
General and administrative	10,360	11,498	22,788	22,864
Amortization of intangible assets	6,594	6,636	13,237	13,193
Restructuring charges	13	-	1,082	-
Total operating expenses	143,628	133,217	294,889	269,547

Operating income	9,041	15,999	14,467	27,656

Depreciation	1,941	1,274	3,918	2,290
Amortization of intangible assets	6,594	6,636	13,237	13,193
Segment income from operations	17,576	23,909	31,622	43,139
Stock-based compensation	1,653	2,243	3,875	4,053
Restructuring charges	13	-	1,082	-
Litigation or dispute settlement charges	640	-	640	-
Transaction-related costs	-	-	659	-
Segment adjusted OIBDA	$19,882	$26,152	$37,878	$47,192

Classmates Media
Revenues:
Services	$33,213	$38,718	$67,165	$76,939
Advertising	15,571	19,437	32,121	39,689
Total revenues	48,784	58,155	99,286	116,628

Operating expenses:
Cost of revenues	9,528	10,421	19,189	20,790
Sales and marketing	15,711	18,955	33,137	39,089
Technology and development	6,017	7,235	11,858	14,849
General and administrative	9,617	10,161	19,546	20,786
Amortization of intangible assets	1,259	1,747	2,517	3,519
Restructuring charges	(91)	-	(91)	-
Total operating expenses	42,041	48,519	86,156	99,033

Operating income	6,743	9,636	13,130	17,595

Depreciation	2,954	2,740	5,404	5,164
Amortization of intangible assets	1,262	1,747	2,520	3,519
Segment income from operations	10,959	14,123	21,054	26,278
Stock-based compensation	2,268	3,766	4,315	7,430
Restructuring charges	(91)	-	(91)	-
Litigation or dispute settlement charges	960	-	1,327	-
Transaction-related costs	4	-	663	-
Segment adjusted OIBDA	$14,100	$17,889	$27,268	$33,708

Communications
Revenues:
Services	$35,265	$45,658	$72,283	$93,707
Advertising	6,774	8,489	14,997	18,418
Total revenues	42,039	54,147	87,280	112,125

Operating expenses:
Cost of revenues	10,359	12,534	21,615	26,421
Sales and marketing	5,815	9,350	12,275	20,807
Technology and development	4,269	6,070	8,886	12,231
General and administrative	7,282	8,450	15,909	16,873
Amortization of intangible assets	262	264	524	526
Total operating expenses	27,987	36,668	59,209	76,858

Operating income	14,052	17,479	28,071	35,267

Depreciation	2,002	2,526	4,242	5,178
Amortization of intangible assets	262	265	524	527
Segment income from operations	16,316	20,270	32,837	40,972
Stock-based compensation	2,440	4,237	6,031	8,129
Transaction-related costs	5	-	667	-
Segment adjusted OIBDA	$18,761	$24,507	$39,535	$49,101

Consolidated adjusted OIBDA	$52,743	$68,548	$104,681	$130,001

Reconciliation of segment revenues to consolidated revenues:
FTD	$152,669	$149,216	$309,356	$297,203
Classmates Media	48,784	58,155	99,286	116,628
Communications	42,039	54,147	87,280	112,125
Intersegment eliminations	(806)	(729)	(1,511)	(1,520)
Consolidated revenues	$242,686	$260,789	$494,411	$524,436

Reconciliation of segment operating expenses to consolidated operating expenses:
FTD	$143,628	$133,217	$294,889	$269,547
Classmates Media	42,041	48,519	86,156	99,033
Communications	27,987	36,668	59,209	76,858
Intersegment eliminations	(806)	(729)	(1,511)	(1,520)
Consolidated operating expenses	$212,850	$217,675	$438,743	$443,918

Reconciliation of segment income from operations to consolidated operating income:
FTD	$17,576	$23,909	$31,622	$43,139
Classmates Media	10,959	14,123	21,054	26,278
Communications	16,316	20,270	32,837	40,972
Total segment income from operations	44,851	58,302	85,513	110,389
Depreciation	(6,897)	(6,540)	(13,564)	(12,632)
Amortization of intangible assets	(8,118)	(8,648)	(16,281)	(17,239)
Consolidated operating income	$29,836	$43,114	$55,668	$80,518

UNITED ONLINE, INC.
Unaudited Selected Quarterly Historical Key Metrics(a)

	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Consolidated:
Revenues (in thousands)	$242,686	$251,725	$249,490	$216,206	$260,789

FTD:
Revenues (in thousands)	$152,669	$156,687	$141,116	$107,526	$149,216
% of consolidated revenues	63%	62%	57%	50%	57%

Consumer orders(4) (in thousands)	1,851	1,813	1,594	1,075	1,711
Average order value(4)	$58.76	$59.42	$60.14	$61.29	$59.78
Average foreign currency exchange rate: GBP to USD	1.49	1.54	1.63	1.64	1.55

Classmates Media:
Segment revenues (in thousands)	$48,784	$50,502	$60,712	$58,682	$58,155
% of consolidated revenues	20%	20%	24%	27%	22%

Pay accounts(5) (in thousands)	4,982	4,988	4,886	4,785	4,621
Segment churn(b)	3.1%	3.2%	3.8%	3.8%	4.3%
ARPU(c)	$2.22	$2.29	$2.53	$2.71	$2.81
Segment active accounts(5) (in millions)	16.1	17.5	19.4	16.9	16.4

Communications:
Segment revenues (in thousands)	$42,039	$45,241	$48,429	$50,679	$54,147
% of consolidated revenues	17%	18%	19%	23%	21%

Pay accounts(5) (in thousands):
Access	880	967	1,036	1,118	1,203
Other	300	306	314	322	329
Total Communications pay accounts	1,180	1,273	1,350	1,440	1,532

Segment churn(b)	4.2%	4.3%	4.4%	4.6%	4.9%
ARPU(c)	$9.57	$9.41	$9.43	$9.43	$9.55
Segment active accounts(5) (in millions)	2.0	2.1	2.2	2.3	2.4
(a) More information on the financial results for these quarters can be found in the company's filings with the Securities and Exchange Commission.

(b) Churn is calculated as the total number of pay accounts that terminated or expired in a period divided by the average number of pay accounts for the same period, divided by the number of months in that period.

(c) ARPU is calculated by dividing services revenues generated from the pay accounts of our Classmates Media or Communications segment, as applicable, for a period by the average number of pay accounts for that period, divided by the number of months in that period.

CONTACT:
United Online, Inc.
Investors:
Erik Randerson, CFA
818-287-3350
investor@untd.com
or
Press:
Scott Matulis
818-287-3388
pr@untd.com